Exhibit 99.1

IMMEDIATE

Maureen Martin, Senior Vice President, Director of Marketing

973-697-2000; Email: mmartin@lakelandbank.com

Lakeland Bank Appoints Thomas F. Splaine First Senior Vice President, Chief Accounting Officer

Oak Ridge, N.J. – June 1, 2016 – Thomas J. Shara, President and CEO of Lakeland Bank, is pleased to announce that Thomas F. Splaine, Jr. was appointed to the position of First Senior Vice President and Chief Accounting Officer based at the company’s corporate offices in Oak Ridge, N.J. Mr. Splaine, a CPA, has more than 25 years of industry experience, most recently at Investors Bank from 2004 through 2015 in various capacities including SVP, Financial Planning and Analysis and Investor Relations, and as Chief Financial Officer. Prior to joining Investors Bank, Mr. Splaine was employed by Hewlett-Packard Financial Services, CIT and KPMG LLC. Mr. Splaine holds a Bachelor’s degree in Accounting and a Master of Business Administration from Rider University.

About Lakeland Bank

Lakeland Bank is the wholly-owned subsidiary of Lakeland Bancorp, Inc. (NASDAQ:LBAI), which has $4.4 billion in total assets. The Bank operates 53 New Jersey branch offices in Bergen, Essex, Morris, Passaic, Somerset, Sussex, Union and Warren counties; five New Jersey regional commercial lending centers in Bernardsville, Montville, Newton, Teaneck and Waldwick; and two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. Lakeland Bank offers an extensive suite of financial products and services for businesses and consumers. Visit LakelandBank.com for more information.

# # #